Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP
REPORTS EARNINGS GROWTH FOR SECOND QUARTER 2006

CLOVIS, CALIFORNIA…July 14, 2006… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $1,669,000, or $0.26 per diluted share, for the quarter ended June 30, 2006, representing an increase of 8.87%, compared to $1,533,000, or $0.24 per diluted share, for the same period in 2005. The net income includes a $100,000 pre-tax addition to the allowance for credit losses. There was no provision for the same period in 2005.
The increase in net income is primarily a result of the growth in average earning assets and the increases in interest rates which continue to have an overall positive impact on the net interest margin. These increases were partially offset by increases in non-interest expenses.
In comparing the second quarter 2006 to 2005, total loans continued to grow at a double-digit pace. Average total loans increased $31,163,000, or 11.48% in the three months ended June 30, 2006, compared to the same period in 2005. Asset quality continues to be strong. The Company had one non-accrual loan at June 30, 2006 totaling $29,000, compared to one non-accrual loan totaling $591,000 at June 30, 2005. The Company did not have any Other Real Estate Owned at June 30, 2006, compared to a balance of $432,000 as of June 30, 2005. During the second quarter of 2006, the Company recorded $130,000 in net recoveries of credit losses.
Average deposits for the second quarter of 2006 were relatively unchanged at $403,209,000 compared to $402,542,000 for the same period of 2005. However, as a result of the increased interest rate environment a portion of the deposits appear to be moving to the higher yielding equity markets, with deposits at June 30, 2006 declining by $30,262,000 or 7.02% compared to deposits at December 31, 2005. Management believes that core customer relationships are not adversely affected by this trend.
Annualized return on average equity for the second quarter of 2006 was 15.41%, compared to 16.15% for the same period of 2005. This decrease is reflective of an increase in capital primarily from net income included in retained earnings. Annualized return on average assets was 1.45% for the second quarter of 2006 compared to 1.36% for the same period in 2005.
The Company’s net interest margin (fully tax equivalent basis) increased 44 basis points from 5.40% for the three months ended June 30, 2005 to 5.84% for the three months ended June 30, 2006. This increase was due primarily to the increase in total average interest earning assets of $16,609,000 or 4.07%, from $407,780,000 for the second quarter of 2005 to $424,389,000 for the second quarter of 2006, coupled with the recent interest rate increases on the Company’s variable-rate loan portfolio. Net interest income increased 12.84% for the second quarter of 2006, compared to the same period in 2005. In spite of the significant increase in interest expense during the current quarter, the Company still maintains a favorable position relative to its peers in interest expense primarily due to the relatively high level (33%) of non-interest bearing deposits.

Non-interest income increased 4.94% during the second quarter of 2006 compared to the same period in 2005. Comparing the two periods, non-interest expense increased 9.65% mainly due to salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits, and incremental expenses from newly opened branches.
For the six-month period ended June 30, 2006, the Company reported net income of $3,099,000, or $0.48 diluted earnings per share, compared to $2,727,000, or $0.43 diluted earnings per share in the same period of 2005, representing an increase of 13.64%. Results for the first six months of 2006 included $500,000 pre tax addition to the provision for credit losses compared to no provision in 2005. In the first half of 2006, the Company recorded a $527,000 charge-off, related to one commercial relationship. The addition of $500,000 to the allowance for credit losses was to restore the allowance to the level of estimated reserves for probable losses in the portfolio. The Company’s net interest margin (fully tax equivalent basis) increased 49 basis points from 5.30% for the six months ended June 30, 2005 to 5.79% for the six months ended June 30, 2006. Net interest income for the six months ended June 30, 2006 was $12,010,000, compared to $10,394,000 for the same period in 2005, an increase of $1,616,000 or 15.55%. The increase in net interest income is primarily the result of increased levels of earning assets coupled with increases in interest rates.
Non-interest income for the six months ended June 30, 2006 increased $175,000 or 9.37% compared to the same period in 2005 mainly due to gains from the sales of certain investment securities, as well as increases in bank card merchant fees. Non-interest expenses for the six months ended June 30, 2006 increased $653,000, or 8.13% compared to the same period in 2005, mainly due to salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits and incremental expenses from newly opened branches.
For the six-month period ended June 30, 2006, annualized return on average equity was 14.30%, compared to 14.72% for the same period of 2005. This decrease is reflective of an increase in capital primarily from net income included in retained earnings. Annualized return on average assets was 1.33% for the first half of 2006, compared to 1.22% for the same period in 2005.
“The second quarter of 2006 reflects continued strong earnings even with the impact of the Federal Reserve increasing rates seventeen times in the past two years,” said Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “During the second quarter we broke ground on our eleventh office in the Sunnyside region of Fresno which is scheduled to be completed by the end of 2006. Additionally, we announced the relocation of our Kerman office into a new Company-owned facility that will begin construction in the third quarter of 2006. Both of these new facilities will help compliment a strong year of expansion, which included our new Fresno Downtown office that opened in the first quarter of 2006,” concluded Doyle.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates ten full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento. An eleventh office is currently scheduled to open in the Sunnyside area of Fresno by the end of 2006. Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are also provided by Investment Centers of America. Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands, except share amounts)	June 30, 2006	December 31, 2005	June 30, 2005
ASSETS
Cash and deposits in other banks	$20,621	$23,083	$20,413
Federal funds sold	13,081	29,830	18,158
Available-for-sale investment securities	101,067	105,592	108,277
Loans, less allowance for credit losses of $3,425 at June 30, 2006, $3,339 at Dec. 31, 2005 and $3,546 at June 30, 2005	301,598	298,463	277,200
Bank premises and equipment, net	2,981	2,912	3,014
Other real estate			432
Goodwill and intangible assets	10,112	10,241	10,348
Accrued interest receivable and other assets	14,420	13,556	12,710

Total assets	$463,880	$483,677	$450,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$132,243	$153,004	$122,014
Interest bearing	268,484	277,985	279,199
Total deposits	400,727	430,989	401,213

Borrowings	13,663	6,500	6,500
Accrued interest payable and other liabilities	4,992	4,665	4,120

Total liabilities	419,382	442,154	411,833

Shareholders equity:
Common Stock, no par value; 80,000,000 shares authorized; outstanding 5,975,880, 5,891,820, and 5,847,620	13,793	13,053	12,785
Retained earnings	32,076	28,977	25,660
Accumulated other comprehensive (loss) income, net of taxes	(1,371)	(507)	274
Total shareholders’ equity	44,498	41,523	38,719

Total liabilities and shareholders’ equity	$463,880	$483,677	$450,552

CENTRAL VALLEY COMMUNITY BANCORP CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
	June 30,	June 30,
For the six months ended	2006	2005
(In thousands except per share amounts)
Net Interest Income	$12,010	$10,394

Provision for credit losses	500	-

Net interest income after provision for credit losses	11,510	10,394

Total Non-Interest Income	2,042	1,867

Total Non-Interest Expense	8,682	8,029

Provision for Income Taxes	1,771	1,505

NET INCOME	$3,099	$2,727

Basic Earnings per Share	$0.52	$0.47
Diluted Earnings per Share	$0.48	$0.43

CENTRAL VALLEY COMMUNITY BANCORP CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
For the three months ended	2006	2006	2005	2005	2005
(In thousands except per share amounts)

Net interest income	$6,045	$5,965	$5,945	$5,592	$5,357
Provision for credit losses	100	400	500	10	-
Net interest income after provision for credit losses	5,945	5,565	5,445	5,582	5,357
Total non-interest income	1,062	980	933	960	1,012
Total non-interest expense	4,362	4,320	3,811	3,953	3,978
Provision for income taxes	976	795	899	940	858
Net income	$1,669	$1,430	$1,668	$1,649	$1,533

Basic earnings per share	$0.28	$0.24	$0.28	$0.28	$0.26
Diluted earnings per share	$0.26	$0.22	$0.25	$0.26	$0.24

CENTRAL VALLEY COMMUNITY BANCORP SELECTED RATIOS (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
For the three months ended	2006	2006	2005	2005	2005
(Dollars in thousands)

Allowance for credit losses to total loans	1.12%	1.09%	1.11%	1.21%	1.26%
Nonperforming loans to total loans	0.01%	0.20%	0.20%	0.20%	0.36%
Total nonperforming assets	$29	$591	$616	$591	$1,023

Net interest margin (calculated on a fully tax equivalent basis)	5.84%	5.74%	5.65%	5.57%	5.40%

Annualized return on average assets	1.45%	1.22%	1.41%	1.45%	1.36%
Annualized return on average equity	15.41%	13.40%	16.26%	16.67%	16.15%